Lilling & Company LLP
                          Certified Public Accountants



June 4, 1999



Ms. Margaret Doyle
The Internet Fund, Inc.
344 Van Buren Street
North Babylon, NY 11704

Dear Margaret:

This is to confirm that the client-auditor relationship between The Internet Fund, Inc. (Commission File Number 084-05745) and Lilling & Company LLP has ceased. The cessation of our relationship was mutually agreed upon and in no way reflects any disagreements between our firm and The Internet Fund, Inc.



Sincerely,

/s/ Lilling & Company

Lilling & Company LLP



cc:  Office of the Chief Accountant
       SECPS Letter File
       Securities and Exchange Commission
       Mail Stop 9-5
       450 Fifth Street, N.W.
       Washington, D.C. 20549
       Fax #:  202-942-9656